Exhibit 99.B(j)(4)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Partners, Inc.

We consent to the use of our report dated February 25, 2010, incorporated herein by reference, to ING Solution Aggressive Growth Portfolio, ING Solution Conservative Portfolio, ING Solution Growth Portfolio, ING Solution Income Portfolio, ING Solution Moderate Portfolio, ING Solution 2015 Portfolio ING Solution 2025 Portfolio, ING Solution 2035 Portfolio, ING Solution 2045 Portfolio and ING Solution 2055 Portfolio, each a series of ING Partners, Inc., and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
April 28, 2009